Exhibit 10(w)

Credit Agreement between the Company, the Foreign Borrowers, the Banks, The Bank of New York and National City Bank (as Co-Documentation Agents) and KeyBank National Association (as Lead Arranger and Administrative Agent), dated as of October 2, 2001.

Exhibit 10 (w)

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CREDIT AGREEMENT

among

A. SCHULMAN, INC.,
and

THE FOREIGN BORROWERS NAMED HEREIN,
as Borrowers

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks

THE BANK OF NEW YORK,
and
NATIONAL CITY BANK,
as Co-Documentation Agents

and

KEYBANK NATIONAL ASSOCIATION,
as Lead Arranger and Administrative Agent

_____________________

dated as of
October 2, 2001

_____________________

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        This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 2nd day of October, 2001, among A. SCHULMAN, INC., a Delaware corporation, 3550 West Market Street, Akron, Ohio 44333 ("ASI"), each Foreign Borrower, as hereinafter defined (each such Foreign Borrower, together with ASI shall be referred to herein, collectively, as "Borrowers" and, individually, each a "Borrower"), the banking institutions named in Schedule 1 hereto (collectively, "Banks", and individually, "Bank"), KEYBANK NATIONAL ASSOCIATION, 127 Public Square, Cleveland, Ohio 44114-1306, as lead arranger and administrative agent for the Banks under this Agreement ("Agent"), NATIONAL CITY BANK, One Cascade Plaza, Akron, Ohio 44308 ("National City"), and THE BANK OF NEW YORK, One Wall Street, New York, New York 10286 ("BONY") and together with National City, collectively, the "Co-Documentation Agents", and individually, each a "Co-Documentation Agent"). As used herein, the term Agent shall not include the Co-Documentation Agents.

WITNESSETH:

        WHEREAS, Borrowers and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person.

        "Adjusted LIBOR Rate" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Reserve Percentage.

        "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

        "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

        "Agent Fee Letter" shall mean the Agent Fee Letter between ASI and Agent, dated as of the Closing Date.

        "Alternate Currency" shall mean (a) with respect to ASI, Euros, Pounds Sterling or any other currency, other than Dollars, agreed to by Agent and the Banks that shall be freely transferable and convertible into Dollars, and (b) with respect to any Foreign Borrower, Euros, Dollars, Pounds Sterling or any other currency agreed to by Agent and the Banks that shall be freely transferable and convertible into Dollars.

        "Alternate Currency Exposure" shall mean, at any time, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to ASI, and (b) the Foreign Borrower Exposure.

        "Alternate Currency Loan" shall mean a Loan described in Section 2.1A hereof that shall be denominated in an Alternate Currency and on which the applicable Borrower shall pay interest at a rate based on the Adjusted LIBOR Rate applicable to such Alternate Currency.

        "Alternate Currency Maximum Amount" shall mean the Dollar Equivalent of Sixty-Five Million Dollars ($65,000,000).

        "Applicable Facility Fee Rate" shall mean:

        (a) for the period from the Closing Date through February 28, 2002, twenty-two and one-half (22.50) basis points; and

        (b) commencing with the financial statements for the fiscal quarter ending November 30, 2001, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on March 1, 2002 and thereafter:

Leverage Ratio	Applicable Facility Fee Rate
Greater than or equal to 2.75 to 1.00	30.00 basis points
Greater than or equal to 2.50 to 1.00, but less than 2.75 to 1.00	25.00 basis points
Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	22.50 basis points
Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	17.50 basis points
Less than 1.50 to 1.00	15.00 basis points

Changes to the Applicable Facility Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

        "Applicable Margin" shall mean:

        (a) for the period from the Closing Date through February 28, 2002, eighty-seven and one-half (87.50) basis points; and

        (b) commencing with the financial statements for the fiscal quarter ending November 30, 2001, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on March 1, 2002 and thereafter:

Leverage Ratio	Applicable Basis Points
Greater than or equal to 2.75 to 1.00	120.00 basis points
Greater than or equal to 2.50 to 1.00, but less than 2.75 to 1.00	100.00 basis points
Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	87.50 basis points
Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	67.50 basis points
Less than 1.50 to 1.00	55.00 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

        "Assignment Agreement" shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit H.

        "Assumption Agreement" shall mean each of the Assumption Agreements executed by a Foreign Borrower after the Closing Date, in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

        "Bank Fee Letter" shall mean the Bank Fee Letter between Agent, for the benefit of the Banks, and ASI, dated as of the Closing Date.

        "Base Rate" shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

        "Base Rate Loan" shall mean a Loan described in Section 2.1A hereof on which ASI shall pay interest at a rate based on the Base Rate.

        "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day shall relate to any Eurodollar Loan, on which dealings are carried on in the London interbank Eurodollar market, and, if the applicable Business Day relates to any Alternate Currency, on which dealings are carried on in the relevant Alternate Currency market.

        "Capital Distribution" shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption, repurchase or retirement of any capital stock or other equity interest of any Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company in question) in respect of any Company's capital stock or other equity interest.

        "Capitalization Ratio" shall mean, for the most recently completed fiscal quarter of ASI, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Total Indebtedness to (b) Total Capitalization.

        "Cash Equivalent" shall mean (a) a security that is the direct obligation of the United States of America, any member state of the European Union or any other sovereign nation not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof; (b) time deposits, certificates of deposit or bankers acceptances issued by any Lender or any other domestic or foreign commercial bank or United States branch of a foreign bank licensed under the laws of the United States or a State thereof having (i) capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (ii) a Keefe Bank Watch Rating of "B" or better or, with respect to any investment or deposit in a foreign bank in excess of One Million Dollars ($1,000,000), an equivalent rating from a comparable foreign rating agency (each an "Approved Depository"); (c) commercial paper or securities that at the time of investment therein shall have been assigned one of the two highest quality ratings in accordance with the rating systems employed by any of Moody's, S&P, Fitch or Duff & Phelps or any equivalent foreign rating agency; (d) fully collateralized repurchase obligations entered into with any Lender or Approved Depository, having a term of not more than ninety (90) days and covering securities of the type describe in subpart (a) above; or (e) investments in funds of any Société d'Investissement à Capital Variable maintained by an Approved Depository that invest primarily in cash and cash equivalents.

        "Change in Control" shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of ASI; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of ASI by Persons who were neither (i) nominated by the board of directors of ASI nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

        "Closing Date" shall mean the effective date of this Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

        "Commitment" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Revolving Loans and Foreign Borrower Alternate Currency Loans pursuant to the Revolving Credit Commitment and to participate in the issuance of Letters of Credit up to the Total Commitment Amount.

        "Commitment Percentage" shall mean, for each Bank, the percentage set forth opposite such Bank's name under the column headed "Commitment Percentage" as described in Schedule 1 hereto.

        "Commitment Period" shall mean the period from the Closing Date to September 30, 2005 or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

        "Company" shall mean a Borrower or Subsidiary.

        "Companies" shall mean all Borrowers and Subsidiaries.

        "Competitive Bid" shall mean an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.1B hereof.

        "Competitive Bid Auction" shall mean a solicitation of Competitive Bids setting forth the Competitive Bid Rates for a Competitive Bid Loan pursuant to Section 2.1B hereof.

        "Competitive Bid Auction Date" shall mean the first Business Day prior to the proposed date of borrowing of the Competitive Bid Loan, or such other time or date as to which ASI and Agent shall have mutually agreed and as to which Agent shall have notified the Banks not later than the date of the Competitive Bid Request for the first Competitive Bid Auction for which such change is to be effective.

        "Competitive Bid Exposure" shall mean, at any time, of the aggregate principal amount of all Competitive Bid Loans then outstanding.

        "Competitive Bid Loan" shall mean a Loan made by a Bank to ASI in accordance with Section 2.1B hereof.

        "Competitive Bid Note" shall mean each Competitive Bid Note executed and delivered pursuant to Section 2.1B hereof.

        "Competitive Bid Rate" shall have the meaning set forth in subpart (iii) of Section 2.1B(d) hereof.

        "Competitive Bid Notice" shall mean a Competitive Bid Notice substantially in the form of the attached Exhibit F-3.

        "Competitive Bid Request" shall mean a Competitive Bid Request substantially in the form of the attached Exhibit F-1.

        "Compliance Certificate" shall mean a certificate, substantially in the form of the attached Exhibit E.

        "Consideration" shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

        "Consolidated" shall mean the resultant consolidation of the financial statements of ASI and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

        "Consolidated Capital Expenditures" shall mean, for any period, the amount of capital expenditures of ASI, as determined on a Consolidated basis and in accordance with GAAP.

        "Consolidated Depreciation and Amortization Charges" shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill, amortization and write-off) of ASI for such period, as determined on a Consolidated basis and in accordance with GAAP.

        "Consolidated EBIT" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes and (b) Consolidated Interest Expense.

        "Consolidated EBITDA" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated EBIT for such period plus the aggregate amounts deducted in determining Consolidated Net Earnings in respect of Consolidated Depreciation and Amortization Charges.

        "Consolidated Interest Expense" shall mean, for any period, the interest expense of ASI for such period, as determined on a Consolidated basis and in accordance with GAAP.

        "Consolidated Net Earnings" shall mean, for any period, the net income (loss) of ASI for such period, as determined on a Consolidated basis and in accordance with GAAP (excluding, however, non-recurring gains or losses aggregating at least One Million Dollars ($1,000,000) during any four consecutive fiscal quarters of ASI for which net income (loss) shall be determined).

        "Consolidated Net Worth" shall mean, at any date, the Consolidated stockholders' equity of ASI, determined as of such date in accordance with GAAP (excluding, however, the effect of translation of foreign currencies from stockholders equity).

        "Consolidated Total Indebtedness" shall mean all Indebtedness of ASI, as determined on a Consolidated basis and in accordance with GAAP; provided that in determining the amount of Indebtedness under any Hedge Agreement, such amount shall be the loss, if any, that would be incurred by the applicable Company under such Hedge Agreement, if such Hedge Agreement were marked to market in accordance with GAAP as of any applicable date.

        "Controlled Group" shall mean a Company and each Person required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

        "Credit Exposure" shall mean, at any time, the sum of the Dollar Equivalent of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Foreign Borrower Exposure, (c) the Competitive Bid Exposure, and (d) the Letter of Credit Exposure.

        "Debt" shall mean, collectively, all Indebtedness and other obligations incurred by Borrowers to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees, other fees and any prepayment fees payable hereunder.

        "Default" shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and that has not been waived by the Required Banks in writing.

        "Default Rate" shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

        "Derived Fixed Rate" shall mean (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Adjusted LIBOR Rate applicable to eurodollars, and (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Adjusted LIBOR Rate applicable to the relevant Alternate Currency.

        "Dollar" or the sign "$" shall mean lawful money of the United States of America.

        "Dollar Equivalent" of (a) an Alternate Currency Loan, shall mean the Dollar equivalent of the amount of such Alternate Currency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) any other amount shall mean the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (i) any#nbsp;Borrower's obligation to prepay Loans pursuant to Section 2.8 hereof, or (ii) any Borrower's ability to request additional Loans pursuant to the Commitment (or of ASI to request Invitations for Competitive Bids), Agent may, in its discretion, on any Business Day (prior to payment in full of the Debt) selected by Agent, calculate the Dollar Equivalent of each such Loan. Agent shall notify ASI of the Dollar Equivalent of such Alternate Currency Loan or any other amount at the time that Dollar Equivalent shall have been determined.

        "Domestic Guarantor of Payment" shall mean each of the Companies set forth on Schedule 3 hereto that shall have been designated a "Domestic Guarantor of Payment", that are each executing and delivering a Guaranty of Payment, or any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

        "Domestic Subsidiary" shall mean a Subsidiary that shall not be a Foreign Subsidiary.

        "Duff & Phelps" shall mean Duff & Phelps LLC.

        "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign jurisdiction, or by any state or municipality thereof, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

        "ERISA Event" shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any "cash or deferred arrangement" under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

        "ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

        "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar Loan" shall mean a Loan described in Section 2.1A hereof that shall be denominated in Dollars and on which ASI shall pay interest at a rate based upon the Adjusted LIBOR Rate applicable to Dollars.

        "Event of Default" shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

        "Federal Funds Effective Rate" shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the Closing Date.

        "Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of ASI.

        "Fitch" shall mean Fitch, Inc.

        "Fixed Rate Loan" shall mean a Eurodollar Loan, an Alternate Currency Loan, a Foreign Borrower Alternate Currency Loan or a Competitive Bid Loan.

        "Foreign Affiliate" shall mean, with respect to a Foreign Borrower, a parent Company, sister Company or Subsidiary of such Foreign Borrower that is organized in the same country as such Foreign Borrower and is owned (either directly or indirectly) by the same Subsidiary of ASI as such Foreign Borrower; provided that A. Schulman Europe GmbH shall not be deemed to be a Foreign Affiliate.

        "Foreign Borrower" shall mean each of the Foreign Subsidiaries of ASI set forth on Schedule 2 hereto, together with any other Wholly-Owned Subsidiary of ASI that shall also be a Foreign Subsidiary of ASI that, on or after the Closing Date, shall have satisfied, in the opinion of Agent, the requirements of Section 2.3 hereof.

        "Foreign Borrower Alternate Currency Loan" shall mean an Alternate Currency Loan made to a Foreign Borrower pursuant to Section 2.1A hereof.

        "Foreign Borrower Alternate Currency Note" shall mean a Foreign Borrower Alternate Currency Note executed and delivered by a Foreign Borrower pursuant to Section 2.1A hereof.

        "Foreign Borrower Exposure" shall mean the Dollar Equivalent of the aggregate principal amount of Foreign Borrower Alternate Currency Loans outstanding at any time to Foreign Borrowers.

        "Foreign Borrower Maximum Amount" shall mean the Dollar Equivalent of Sixty-Five Million Dollars ($65,000,000).

        "Foreign Guarantor of Payment" shall mean each of the Companies set forth on Schedule 3 hereto that shall have been designated a "Foreign Guarantor of Payment", that are each executing and delivering a Guaranty of Payment, or any other Foreign Affiliate that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

        "Foreign Subsidiary" shall mean a Subsidiary that shall be organized outside of the United States.

        "Fronting Bank" shall mean, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent shall be unable to issue a Letter of Credit, such other Bank as shall agree to issue the Letter of Credit in its own name, but on behalf of the Banks hereunder.

        "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of ASI.

        "Guarantor" shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

        "Guarantor of Payment" shall mean a Domestic Guarantor of Payment or Foreign Guarantor of Payment.

        "Guaranty of Payment" shall mean (a) with respect to ASI, the Parent Guaranty of Payment, and (b) with respect to any other Company, each Guaranty of Payment of Debt executed and delivered on or after the Closing Date in connection herewith by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

        "Hedge Agreement" shall mean any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Borrower with any Person in connection with any Indebtedness of such Borrower, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Borrower.

        "Indebtedness" shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a)nbsp;all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b)nbsp;all obligations for the deferred purchase price of capital assets, (c)nbsp;all obligations under conditional sales or other title retention agreements, (d)nbsp;all obligations (contingent or otherwise) under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e)nbsp;all synthetic leases, (f)nbsp;all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (g)nbsp;all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements. Without limiting the generality of the foregoing, Indebtedness shall not include any obligations of any Company in respect of its pension reserves.

        "Interest Adjustment Date" shall mean the last day of each Interest Period.

        "Interest Coverage Ratio" shall mean, for the most recently completed four fiscal quarters of ASI, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense.

        "Interest Period" shall mean, with respect to any Fixed Rate Loan, the period commencing on the date such Fixed Rate Loan is made and ending on the last day of such period, as selected by ASI pursuant to the provisions hereof, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by ASI pursuant to the provisions hereof. The duration of each Interest Period for any Fixed Rate Loan shall be one month, two months, three months or six months, in each case as ASI may select upon notice, as set forth in Section 2.2 hereof, provided that (a) if ASI shall fail to so select the duration of any Interest Period for a Eurodollar Loan, ASI shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; (b) ASI may not select any Interest Period for a Fixed Rate Loan that shall end after any date when principal shall be due on such Fixed Rate Loan; and (c) if ASI shall fail to select a new Interest Period with respect to an outstanding Alternate Currency Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Alternative Currency Loan, such Alternate Currency Loan shall be repaid on the last day of the applicable Interest Period.

"Invitation for Competitive Bids" shall mean an Invitation for Competitive Bids substantially in the form of the attached Exhibit F-2.

"Letter of Credit" shall mean any standby letter of credit that shall be issued by a Fronting Bank for the account of ASI or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.

"Letter of Credit Commitment" shall mean the Commitment of the Fronting Bank, on behalf of the Banks, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

"Letter of Credit Exposure" shall mean the sum of (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that shall not have been reimbursed by ASI or converted to a Revolving Loan pursuant to Section 2.1A hereof.

"Leverage Ratio" shall mean, at any time, for the most recently completed four fiscal quarters of ASI, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated EBITDA.

"LIBOR Rate" shall mean:

(a) with respect to a Eurodollar Loan, for any Interest Period, the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent's discretion) by prime banks in any eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; and

(b) with respect to an Alternate Currency Loan, for any Interest Period, the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent's discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder.

      "Lien" shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

        "Loan" shall mean a loan granted to a Borrower by the Banks in accordance with Section 2.1A or B hereof.

        "Loan Documents" shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the Agent Fee Letter, the Bank Fee Letter and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Company, (b) the business, operations, property, condition (financial or otherwise) or prospects of ASI and its Subsidiaries taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Banks hereunder or thereunder.

        "Material Indebtedness Agreement" shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company in excess of the aggregate amount of Five Million Dollars ($5,000,000); provided that, in determining the amount of Indebtedness under any Hedge Agreement, such amount shall be the loss, if any, that would be incurred by the applicable Company under such Hedge Agreement if such Hedge Agreement were marked to market in accordance with GAAP as of any applicable date.

        "Maximum Amount" shall mean, for each Bank, the amount set forth opposite such Bank's name under the column headed "Maximum Amount" as listed on Schedule 1 hereto.

        "Moody's" shall mean Moody's Investors Service, Inc., or any successor to such company.

        "Multiemployer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

        "Note" shall mean each Revolving Credit Note, Foreign Borrower Alternate Currency Note or Competitive Bid Note, or any other note delivered pursuant to this Agreement.

        "Note Agreement" shall mean each of the Note Purchase Agreements dated as of August 17, 1999 relating to ASI's $50,000,000 7.27% Senior Notes, Due 2009, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

        "Notice of Loan" shall mean a Notice of Loan in the form of the attached Exhibit D.

        "Obligor" shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

        "Organizational Documents" shall mean, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

        "Parent Guaranty of Payment" shall mean a Guaranty of Payment, in form and substance satisfactory to Agent and the Banks, executed and delivered by ASI with respect to the obligations of the Foreign Borrowers, as the same may from time to time be amended, restated or otherwise modified.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation, or its successor.

        "Pension Plan" shall mean an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

        "Permitted Foreign Subsidiary Loans and Investments" shall mean (a) the investments by ASI or a Domestic Subsidiary in, and loans by ASI or a Domestic Subsidiary to, a Foreign Subsidiary, which investments and loans exist as of the Closing Date, as set forth on Schedule 5.11 hereto; (b) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, a Foreign Subsidiary that is a Foreign Borrower or Foreign Guarantor of Payment; (c) any investment by a Foreign Subsidiary that is not a Foreign Borrower or Foreign Guarantor of Payment in, or loan by a Foreign Subsidiary that is not a Foreign Borrower or Foreign Guarantor of Payment to, a Foreign Subsidiary; (d) loans by ASI to a Foreign Subsidiary domiciled in Mexico so long as (i) the aggregate principal amount of all such loans shall not exceed One Million Dollars ($1,000,000) at any time, and (ii) each such loan shall be outstanding for no more than seven days; and (e) loans by ASI to a Foreign Subsidiary domiciled in Canada so long as (i) the aggregate principal amount of all such loans shall not exceed One Million Dollars ($1,000,000) at any time, and (ii) each such loan shall be outstanding for no more than seven days.

        "Permitted Investment" shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company or a Person that, after giving effect to such investment, would be a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount equal to fifteen percent (15%) of the Consolidated Net Worth of the Companies, based upon the financial statements of the Companies for the most recently completed fiscal quarter.

        "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

        "Prime Rate" shall mean the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

        "Related Writing" shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, Subsidiary or Obligor, or any of their respective officers, to Agent or the Banks pursuant to or otherwise in connection with this Agreement.

        "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

        "Required Banks" shall mean the holders of not less than fifty-one percent (51%) of the Total Commitment Amount, or, if there shall be any borrowing hereunder, the holders of not less than fifty-one percent (51%) of the aggregate amount outstanding under the Notes (other than the Competitive Bid Notes).

        "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

        "Restricted Payment" shall mean, with respect to any Company, (a) any Capital Distribution, or (b) any amount paid by such Company in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

        "Revolving Credit Commitment" shall mean the obligation hereunder of each Bank, during the Commitment Period, to participate in the making of Revolving Loans and Foreign Borrower Alternate Currency Loans, and the issuance of Letters of Credit, up to the aggregate amount set forth opposite such Bank's name under the column headed "Revolving Credit Commitment Amount" as set forth on Schedule 1hereto (or such lesser amount as shall be determined pursuant to Section 2.6 hereof).

        "Revolving Credit Note" shall mean a Revolving Credit Note executed and delivered by ASI pursuant to Section 2.1A hereof.

        "Revolving Loan" shall mean a Loan granted to ASI by the Banks in accordance with Section 2.1A hereof.

        "SEC" shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

        "Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

        "Subordinated," as applied to Indebtedness, shall mean that the Indebtedness shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Banks) in favor of the prior payment in full of the Debt.

        "Subsidiary" of a Company or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership or limited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

        "Total Capitalization" shall mean the sum of (a) Consolidated Total Indebtedness and (b) Consolidated Net Worth, excluding foreign currency translation adjustments from Consolidated Net Worth.

        "Total Commitment Amount" shall mean the principal amount of One Hundred Thirty Million Dollars ($130,000,000), or such lesser amount as shall be determined pursuant to Section 2.6 hereof.

        "Voting Power" shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

        "Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3 (l).

        "Wholly-Owned Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or other entity, all of the securities or other ownership interest of which (other than qualifying shares of officers or members of the board of directors of such Person) having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

        Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

        The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II AMOUNT AND TERMS OF CREDIT

         Section 2.1.          Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, each Bank shall make Loans to Borrowers, and participate in the issuance of Letters of Credit at the request of ASI, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

        Each Bank, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by a Borrower or the issuance of a Letter of Credit, the Dollar Equivalent of the aggregate principal amount then outstanding on the Notes issued to such Bank (other than the Competitive Bid Notes), when combined with such Bank's pro rata share of the Letter of Credit Exposure shall not be in excess of the Maximum Amount for such Bank, and (b) such aggregate principal amount outstanding on the Notes issued to such Bank (other than the Competitive Bid Notes) shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Revolving Credit Notes held by such Bank, but excluding all of the Competitive Bid Notes) that is such Bank's Commitment Percentage.

        With the exception of Competitive Bid Loans, each borrowing from the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks. The Loans may be made as Revolving Loans, Foreign Borrower Alternate Currency Loans and Competitive Bid Loans, and Letters of Credit may be issued, as follows:

        A.     Revolving Credit.

        1.      Revolving Loans.

        Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to ASI in such amount or amounts as ASI may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Credit Exposure; provided, however, that ASI shall not request a Revolving Loan hereunder (and the Banks shall not be obligated to make a Revolving Loan) if, after giving effect thereto the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. ASI shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of (a) Base Rate Loans, (b) Eurodollar Loans or (c) Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, ASI shall receive all of the proceeds of such Alternate Currency Loan in an Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Each Alternate Currency Loan shall be made and repaid in a single Alternate Currency.

        ASI shall pay interest on the unpaid principal amount of Base Rate Loans outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.

Interest on such Base Rate Loans shall be payable, commencing December 31, 2001, and on the last day of each succeeding March, June, September and December thereafter and at the maturity thereof.

        ASI shall pay interest on the unpaid principal amount of each Eurodollar Loan and Alternate Currency Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Fixed Rate. Interest on such Eurodollar Loans and Alternate Currency Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period shall exceed three months, the interest shall be paid every three months, commencing three months from the beginning of such Interest Period).

        At the request of ASI to Agent, subject to the notice and other provisions of Section 2.2 hereof, the Banks shall convert Base Rate Loans to Eurodollar Loans at any time and shall convert Eurodollar Loans to Base Rate Loans on any Interest Adjustment Date. No Alternate Currency Loan may be converted to a Base Rate Loan or a Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.

        The obligation of ASI to repay the Base Rate Loans, Eurodollar Loans and Alternate Currency Loans made by each Bank pursuant to this subsection 1 of Section 2.1A and to pay interest thereon shall be evidenced by a Revolving Credit Note of ASI in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, ASI shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

        2.     Letters of Credit.

        Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Bank shall, in its own name, on behalf of the Banks, issue such Letters of Credit for the account of ASI or a Domestic Guarantor of Payment, as ASI may from time to time request. ASI shall not request any Letter of Credit (and the Fronting Bank shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit would exceed the Letter of Credit Commitment or (b) Credit Exposure shall exceed the Total Commitment Amount. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Bank's Commitment Percentage.

        Each request for a Letter of Credit shall be delivered to Agent not later than 11:00 A.M. (Cleveland, Ohio time) three Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent (and the Fronting Bank, if the Fronting Bank shall be a Bank other than Agent) and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, ASI, and any Domestic Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to Agent an appropriate application and agreement, being in the standard form of Agent (or the Fronting Bank, if the Fronting Bank shall be a Bank other than Agent) for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Bank and each Bank notice of each such request for a Letter of Credit.

        In respect of each Letter of Credit, whether issued for the account of ASI or a Domestic Guarantor of Payment, ASI agrees (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears, at a rate per annum equal to (i) the then current Applicable Margin (i.e., the Applicable Margin in effect on the date such Letter of Credit shall be issued and, as to each quarterly payment thereafter, the Applicable Margin for Eurodollar Loans in effect on the date of such quarterly payment), times (ii) the average undrawn face amount of such Letter of Credit during such fiscal quarter; (b) to pay to Agent, for the benefit of the Fronting Bank, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued or renewed at the rate of one-eighth percent (1/8 of 1%) of the face amount of such Letter of Credit; and (c) to pay to the Fronting Bank for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as shall be generally charged by the Fronting Bank under its fee schedule as in effect from time to time.

        Whenever a Letter of Credit shall be drawn, ASI shall immediately reimburse the Fronting Bank for the amount drawn. In the event that the amount drawn shall not be reimbursed by ASI within one Business Day of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Bank, if the Fronting Bank shall be a Bank other than Agent), ASI shall be deemed to have requested a Revolving Loan, subject to the provisions of subsection 1 of Section 2.1A, in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes. Each Bank agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Bank acknowledges and agrees that its obligation to make a Revolving Loan pursuant to subsection 1 of Section 2.1A when required by this subsection 2 of Section 2.1A shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Bank, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank's Revolving Credit Commitment shall have been reduced or terminated. ASI irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to reimburse, in full, the Fronting Bank for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to ASI hereunder. Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

        If, for any reason, Agent (or the Fronting Bank if the Fronting Bank shall be a Bank other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding paragraph, Agent (or the Fronting Bank if the Fronting Bank shall be a Bank other than Agent) shall have the right to request that each Bank purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Bank thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, Agent (or the Fronting Bank if the Fronting Bank shall be a Bank other than Agent) hereby agrees to grant to each Bank, and each Bank hereby agrees to acquire from Agent (or the Fronting Bank if the Fronting Bank shall be a Bank other than Agent), an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Bank's Commitment Percentage of the aggregate principal amount of the amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent (or the Fronting Bank if the Fronting Bank shall be a Bank other than Agent), for its sole account, such Bank's ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Bank's Commitment Percentage). Each Bank acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that shall have been drawn but not reimbursed by ASI pursuant to this subsection 2 of Section 2.1A shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank's Revolving Credit Commitment shall have been reduced or terminated. Each Bank shall comply with its obligation under this Section 2.1A by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Revolving Loans. Each Bank is hereby authorized to record on its records such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

        3.     Foreign Borrowers.

        Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Foreign Borrower Alternate Currency Loan or Foreign Borrower Alternate Currency Loans to a Foreign Borrower in such amount or amounts as such Foreign Borrower (or ASI, on behalf of such Foreign Borrower) may from time to time request; provided that no Foreign Borrower may request a Foreign Borrower Alternate Currency Loan (and the Banks shall not be obligated to make a Foreign Borrower Alternate Currency Loan), if, after giving effect thereto, (a) the Foreign Borrower Exposure would exceed the Foreign Borrower Maximum Amount, (b) the Credit Exposure would exceed the Total Commitment Amount, or (c) the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.

        Each Foreign Borrower Alternate Currency Loan shall mature no later than the last day of the Commitment Period and, subject to the other provisions of this Agreement, shall be made and repaid in the Alternate Currency requested by the applicable Foreign Borrower. Each Foreign Borrower Alternate Currency Loan shall be made in a single Alternate Currency.

        Each Foreign Borrower shall pay interest on the unpaid principal amount of each Foreign Borrower Alternate Currency Loan outstanding to such Foreign Borrower from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin) at the Derived Fixed Rate. Interest on such Foreign Borrower Alternate Currency Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period shall exceed three months, the interest shall be paid every three months, commencing three months from the beginning of such Interest Period). No Foreign Borrower Alternate Currency Loan may be converted to a Base Rate Loan or a Eurodollar Loan.

        The obligation of each Foreign Borrower to repay the Foreign Borrower Alternate Currency Loans made by each Bank and to pay interest thereon shall be evidenced by the Foreign Borrower Alternate Currency Note of such Foreign Borrower in favor of each Bank. Subject to the provisions of this Agreement, Foreign Borrowers shall be entitled under this subsection 3 of Section 2.1A to borrow Foreign Borrower Alternate Currency Loans, repay the same in whole or in part, and re-borrow hereunder at any time and from time to time during the Commitment Period.

        B.     Competitive Bid Loans.

        (a)    Competitive Bid Offers. Subject to the terms and conditions of this Agreement, during the Commitment Period, ASI may request the Banks to submit offers to make Competitive Bid Loans to ASI from time to time in such amount or amounts as ASI may request; provided, however, that ASI shall not request the Banks to submit offers to make Competitive Bid Loans and no Bank shall make any such offer, if, after giving effect thereto, the Credit Exposure would exceed the Total Commitment Amount. The Banks may, but shall have no obligation to, make such offers, and ASI may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.1.B.

        (b)    Competitive Bid Request. A request by ASI to obtain Competitive Bid Loans shall be made by ASI transmitting to Agent, by e-mail or facsimile transmission, a Competitive Bid Request so as to be received no later than 10:00 A.M. (Cleveland, Ohio time) on the Competitive Bid Auction Date, which Competitive Bid Request shall specify:

(i) the proposed date of borrowing, which shall be a Business Day;

(ii) the principal amount of the Competitive Bid Loan requested; and

(iii) the duration of the Competitive Bid Loan (which shall not be greater than one hundred eighty (180) days).

ASI may request offers to make a Competitive Bid Loan for up to three different durations in any Competitive Bid Request; provided, however, that no Competitive Bid Request shall be given within one Business Day of any other Competitive Bid request. Each request shall be in Dollars.

        (c)    Invitation for Competitive Bids. Promptly upon receipt of a Competitive Bid Request, Agent shall send to the Banks by e-mail or facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by ASI to each Bank to submit Competitive Bids offering to make the Competitive Bid Loans to which such Competitive Bid Request relates, in accordance with this Section 2.1B.

        (d)    Submission and Contents of Competitive Bids. Each Bank may submit a Competitive Bid containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this Section 2.1B and must be submitted to Agent, by e-mail or facsimile transmission, at its offices specified on the signature page hereof or as otherwise directed by Agent not later than 11:30 A.M. (Cleveland, Ohio time) on the Competitive Bid Auction Date; provided that any Bank submitting a Competitive Bid after 11:00 A.M. (Cleveland, Ohio time) on such Competitive Bid Auction Date, shall confirm Agent's receipt of such Competitive Bid by telephone, and, provided further that Competitive Bids submitted by Agent (or any affiliate of Agent) in the capacity of a Bank may be submitted, and may only be submitted, if Agent or such affiliate notifies ASI of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the respective deadline for the other Banks. Any Competitive Bid so made by any Bank under this Section 2.1B(d) shall be irrevocable, except that such Competitive Bid may be revoked with the written consent of Agent. Each Competitive Bid shall be in the form of a Competitive Bid Notice and shall in each case specify:

(i) the proposed date of borrowing, and the proposed duration of such borrowing;

(ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount may be greater than or less than the Revolving Credit Commitment of the quoting Bank, must be in an amount that shall be at least One Million Dollars ($1,000,000) and may be increased by increments of One Hundred Thousand Dollars ($100,000), may not exceed the principal amount of Competitive Bid Loans for which offers were requested and may be subject to an aggregate limitation for such quoting Bank as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted;

(iii) the rate of interest per annum expressed as a percentage (specified to the nearest four decimal places) (the "Competitive Bid Rate") offered for each such Competitive Bid Loan; and

(iv) the identity of the quoting Bank.

A Competitive Bid may set forth up to three separate offers by the quoting Bank.

Any Competitive Bid shall be disregarded if it:

(A) shall not be substantially in the form of a Competitive Bid Notice or does not specify all of the information required by this Section 2.1B;

(B) except as permitted by Section 2.1B(e), contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

(D) arrives after the time set forth in the first paragraph of this Section 2.1B(d).

        (e)    Notice to ASI. Not later than 12:00 noon (Cleveland, Ohio time) on the Competitive Bid Auction Date, Agent shall notify ASI of the terms (i) of any Competitive Bid submitted by a Bank that shall be in accordance with Section 2.1B(d) hereof and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid. Any such subsequent Competitive Bid shall be disregarded by Agent unless such subsequent Competitive Bid shall be submitted solely to correct a manifest error in such former Competitive Bid. Agent's notice to ASI shall specify (1) the aggregate principal amount of Competitive Bid Loans for which offers shall have been received for the duration specified in the related Competitive Bid Request, (2) the respective principal amounts and Competitive Bid Rates so offered, and (3) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid may be accepted.

        (f)    Acceptance and Notice by ASI. Not later than 12:30 P.M. (Cleveland, Ohio time) on the Competitive Bid Auction Date, ASI shall notify Agent in writing of its irrevocable acceptance or nonacceptance. Such notice shall specify the aggregate principal amount of offers for each Competitive Bid Loan that are accepted. ASI may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Loan must be in an amount that is no less than One Million Dollars ($1,000,000) and may be increased by increments of One Hundred Thousand Dollars ($100,000);

(ii) acceptance of offers may be made only on the basis of ascending Competitive Bid Rates; and

(iii) ASI may not accept any offer that shall be described in the last paragraph of subpart (d) above or that shall otherwise fail to comply with the requirements of this Agreement.

Not later than 1:00 P.M. (Cleveland, Ohio time) on the Competitive Bid Auction Date, Agent shall notify the Banks of the acceptance or non-acceptance of the offers so notified to ASI pursuant to subpart (e) hereof.

        (g)    Allocation of Agent. If offers shall have been made by two or more Banks with the same Competitive Bid Rates for a greater aggregate principal amount than the amount in respect of which such offers shall have been accepted for such Competitive Bid Loan, the principal amount than the amount in respect of which such offers shall have been accepted for the same duration, the principal amount of Competitive Bid Loans in respect of which such offers shall have been accepted shall be allocated by Agent among such Banks as nearly as possible (in multiples of One Hundred Thousand Dollars ($100,000), as Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

        (h)    Evidence of Debt and Related Provisions. The obligation of ASI to repay the Competitive Bid Loans made to it by each Bank and to pay interest thereon shall be evidenced by a Competitive Bid Note of ASI substantially in the form of Exhibit C hereto, with appropriate insertions, dated the Closing Date and payable to the order of such Bank on the last day of the Commitment Period in the Total Commitment Amount, or, if less, the aggregate unpaid principal amount of Competitive Bid Loans made hereunder by such Bank. No Competitive Bid Loan may be converted to a Revolving Loan and the Bank making a Competitive Bid Loan shall have no right to request that the other Banks share the risk of such Competitive Bid Loan. A Bank's extension of credit to ASI in the form of a Competitive Bid Loan shall not diminish such Bank's obligation to participate in Revolving Loans, Foreign Borrower Alternate Currency Loans and Letters of Credit to the full extent of such Bank's Commitment Percentage. Anything herein to the contrary notwithstanding, the extension of Competitive Bid Loans shall be deemed to be usage of the Commitment, and all such Competitive Bid Loans shall be subtracted from the Total Commitment Amount for purposes of determining availability for Loans and Letters of Credit under the Commitment.

         Section 2.2         Conditions to Loans and Letters of Credit. The obligation of the Banks to make a Loan, convert a Eurodollar Loan or Base Rate Loan or continue a Eurodollar Loan, and of the Fronting Bank to issue any Letter of Credit, shall be conditioned, in the case of each borrowing, conversion, continuation or issuance hereunder, upon:

        (a)    all conditions precedent as listed in Article IV hereof shall have been satisfied;

        (b)    with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to Eurodollar Loans, by 11:00 A.M. (Cleveland, Ohio time) three Business Days prior to the proposed date of borrowing, conversion or continuation. Agent shall notify each Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Bank, Agent shall have the right, upon prior notice to ASI, to debit any account of ASI or otherwise receive from the appropriate Borrower, on demand, such amount, in the event that such Bank shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Bank at the Federal Funds Effective Rate in the event that such Bank shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds;

        (c)    with respect to Alternate Currency Loans or Foreign Borrower Alternate Currency Loans, receipt by Agent of a Notice of Loan by 11:00 A.M. (Cleveland, Ohio time) four Business Days (or, with respect to Eurodollar Loans, three Business Days) prior to the proposed date of borrowing. Agent shall notify each Bank of the date, amount, type of currency and initial Interest Period promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount of the applicable Alternate Currency required of it in immediately available funds;

        (d)    with respect to Letters of Credit, satisfaction of the notice provisions set forth in subsection 2 of Section 2.1A hereof;

        (e)    each request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); and (ii) a Eurodollar Loan, Alternate Currency Loan or Foreign Borrower Alternate Currency Loan shall be in an amount (or, with respect to an Alternate Currency Loan or Foreign Borrower Alternate Currency Loan, the Dollar Equivalent) of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan or Foreign Borrower Alternate Currency Loan, such approximately comparable Dollar Equivalent amount as shall result in a rounded number of the applicable Alternate Currency);

        (f)    the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan or issuance of the Letter of Credit would exist; and

        (g)    the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making, conversion, or continuation of such Loan, or the issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

        At no time shall any Borrower request that Eurodollar Loans, Alternate Currency Loans or Foreign Borrower Alternate Currency Loans be outstanding for more than eight different Interest Periods at any time for such Borrower, and, if Base Rate Loans shall be outstanding, then Eurodollar Loans, Alternate Currency Loans or Foreign Borrower Alternate Currency Loans for such Borrower shall be limited to seven different Interest Periods at any time.

        Each request by a Borrower for the making of a Loan, conversion of a Eurodollar Loan or Base Rate Loan or continuation of a Eurodollar Loan, or for the issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by such Borrower as of the date of such request as to the facts specified in (f) and (g) above.

        Each request for a Eurodollar Loan, Alternate Currency Loan or Foreign Borrower Alternate Currency Loan shall be irrevocable and binding on Borrowers and the appropriate Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by such Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund such Loan. A certificate as to the amount of such loss or expense submitted by the Banks to such Borrower shall be conclusive and binding for all purposes, absent manifest error.

        For purposes of this Agreement, each Foreign Borrower hereby (i) authorizes ASI to request Loans on behalf of such Foreign Borrower and to give such notices or furnish such certificates to Agent or any Bank as may be required or permitted by this Agreement for the benefit of and on behalf of such Foreign Borrower, and (ii) authorizes Agent or such Bank to treat such requests, notices, certificates or consents given or made by ASI to have been made, given or furnished by the applicable Foreign Borrower for purposes of this Agreement. Agent and each Bank shall be entitled to rely on each such Notice of Loan or other request, notice, certificate or consent made, given or furnished by ASI pursuant to the provisions of this Agreement or any other Loan Document, as being made or furnished on behalf of, and with the effect of irrevocably binding, the applicable Foreign Borrower.

         Section 2.3.         Addition or Release of Foreign Borrowers.

        (a)    At the request of ASI, a Foreign Subsidiary of ASI that shall not then be a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent: (i) ASI shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Borrower pursuant to the terms of this Agreement; (ii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of ASI; (iii) ASI and each Domestic Guarantor of Payment shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of a Guaranty of Payment; (iv) such Foreign Subsidiary shall have executed an Assumption Agreement and each Foreign Affiliate shall have executed a Guaranty of Payment with respect to the obligations of such Foreign Subsidiary (provided that there shall be no adverse tax consequences or adverse legal impact); and (v) ASI and such Foreign Subsidiary and such Foreign Affiliate that shall become a Foreign Guarantor of Payment shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent.

        (b)    Upon satisfaction by ASI and any such Foreign Subsidiary of the requirements set forth in subpart (a) above, Agent shall promptly notify ASI and the Banks, whereupon such Foreign Subsidiary shall be designated a "Foreign Borrower" pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers as if such Foreign Borrower had been the original party making such representations, warranties and covenants.

        (c)    So long as (i) no Credit Exposure shall exist with respect to a Foreign Borrower and any previously existing Credit Exposure shall have been irrevocably paid in full, and (ii) no Default or Event of Default shall exist or immediately thereafter shall begin to exist, upon written request of ASI to Agent, Agent shall release such Foreign Borrower as a Borrower hereunder (and any Foreign Guarantor of Payment providing a guaranty in connection therewith). No such release shall be effective until confirmed by Agent to ASI in writing.

        (d)    Agent, the Banks and Borrowers agree that if the addition of a Foreign Borrower pursuant to this Section would result in a requirement by such Foreign Borrower to pay to any Bank additional amounts pursuant to Section 2.4(c) hereof, then Agent, the Banks and Borrowers agree to use reasonable efforts to designate a different lending office or otherwise propose an alternate structure that would avoid the need for, or reduce the amount of, such additional amounts so long as the same would not, in the reasonable judgment of Agent and the Banks, be otherwise disadvantageous to Agent and the Banks.

         Section 2.4.         Payment on Notes and Other Obligations.

        (a)  Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Bank of the principal of or interest on such Alternate Currency Loan or Foreign Borrower Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. All such payments shall be remitted by the appropriate Borrower to Agent at Agent's main office (or at such other office or account as designated in writing by Agent to such Borrower) for the account of the Banks not later than 5:00 P.M. (Cleveland, Ohio time) on the due date thereof in same day funds. Any payments received by Agent after 3:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

        (b)  Payments in Dollars. With respect to (i) any Loan (other than an Alternate Currency Loan or Foreign Borrower Alternate Currency Loan), or (ii) any other payment to Agent and the Banks that shall not be covered by subsection (a) hereof, all such payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Banks not later than 5:00 P.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 3:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

        (c)  Payments Net of Taxes. All payments under this Agreement or any other Loan Document by a Borrower or any other Obligor shall be made absolutely without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto (other than taxes imposed on or measured by the income of any Bank, or franchise taxes imposed on such Bank, by any jurisdiction in which such Bank is organized or in which such Bank is resident or doing business), under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If a Borrower or other Obligor shall be compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then such Borrower or Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.1 hereof for each Loan plus any principal then due.

        (d)  Payments to Banks. Upon Agent's receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share, if any, of the amount of principal, interest, and facility and other fees received by it for the account of such Bank. Payments received by Agent in Dollars shall be delivered to the Banks in Dollars in immediately available funds. Payments received by Agent in any Alternate Currency shall be delivered to the Banks in such Alternate Currency in same day funds. Each Bank shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Fixed Rate Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Bank, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid on each Note.

        (e)  Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that shall not be a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Fixed Rate Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

         Section 2.5.  Prepayment.

        (a)  Right to Prepay. Each Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis (except as to Competitive Bid Notes) for all of the Banks, all or any part of the principal amount of the Revolving Credit Notes, Foreign Borrower Alternate Currency Notes or Competitive Bid Notes then outstanding, as designated by such Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

        (b)  Prepayment Fees.

(i) Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment of a Eurodollar Loan, Alternate Currency Loan or Foreign Borrower Alternate Currency Loan, the appropriate Borrower agrees that if the reinvestment rate with respect to eurodollars or the Alternate Currency, as the case may be, of such Loan, as quoted by the money desk of Agent (the "Reinvestment Rate"), shall be lower than the Adjusted LIBOR Rate applicable to such Loan that is intended to be prepaid (hereinafter, "Last LIBOR"), then the appropriate Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Bank, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the "Prepayment Rate") which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Loan that is to be prepaid divided by (2) three hundred sixty (360). In addition, such Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or any of the Banks in connection with the prepayment, upon such Borrower's receipt of a written statement from Agent; and

(iii) In any case of prepayment of a Competitive Bid Loan, ASI shall pay to the appropriate Bank such amounts as may be due to such Bank pursuant to Section 3.4 hereof.

        (c)  Notice of Prepayment. ASI shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Fixed Rate Loan not later than 1:00 P.M. (Cleveland, Ohio time) three Business Days prior to the Business Day on which such prepayment is to be made.

        (d)  Minimum Amount. Each prepayment of a Fixed Rate Loan by a Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000) (or, with respect to an Alternate Currency Loan or Foreign Borrower Alternate Currency Loan, the Dollar Equivalent of such amount), except in the case of a mandatory prepayment in connection with Section 2.8 hereof or Article III hereof.

         Section 2.6. Facility and Other Fees; Reduction of Commitment.

        (a) ASI shall pay to Agent, for the ratable account of the Banks, as a consideration for the Commitment, a facility fee from the date hereof to and including the last day of the Commitment Period, payable quarterly, equal to (a) the Applicable Facility Fee Rate in effect on the date that such facility fee shall be due, times (b) the average daily Total Commitment Amount in effect during such quarter. The facility fee shall be payable in arrears, on December 31, 2001 and on the last day of each succeeding March, June, September and December thereafter, and on the last day of the Commitment Period.

        (b) ASI shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

        (c) ASI may at any time or from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the Credit Exposure, by giving Agent not fewer than three Business Days' notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Banks, of not less than Ten Million Dollars ($10,000,000). Agent shall promptly notify each Bank of the date of each such reduction and such Bank's proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If ASI shall reduce in whole the Commitment of the Banks, on the effective date of such reduction (Borrowers having prepaid in full the unpaid principal balance, if any, of the Notes, together with all interest and facility and other fees accrued and unpaid, and provided that no Letter of Credit Exposure shall exist), all of the Notes shall be delivered to Agent marked "Canceled" and Agent shall redeliver such Notes to the appropriate Borrowers. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

         Section 2.7. Computation of Interest and Fees; Default Rate. With the exception of Base Rate Loans, interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased to two percent (2%) above the rate then in effect. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

         Section 2.8. Mandatory Payment. If, at any time, (a) the Credit Exposure shall exceed the Total Commitment Amount, the appropriate Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the Credit Exposure within the Total Commitment Amount or (b) the Foreign Borrower Exposure shall exceed the Foreign Borrower Maximum Amount, the appropriate Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of Foreign Borrower Alternate Currency Loans to bring the Foreign Borrower Exposure within the Foreign Borrower Maximum Amount. Any prepayment of a Fixed Rate Loan pursuant to this Section 2.8 shall be subject to the prepayment fees set forth in Section 2.5 hereof.

         Section 2.9. Extension of Commitment. Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for ASI's fiscal year ending August 31, 2002), ASI may deliver a written request, requesting that the Banks extend the maturity of the Commitment for an additional year. Each such extension shall require the unanimous written consent of all of the Banks and shall be upon such terms and conditions as may be agreed to by Agent, Borrowers and the Banks. ASI shall pay any attorneys' fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrowers and Agent.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO FIXED RATE
LOANS; INCREASED CAPITAL; TAXES.

         Section 3.1.  Reserves or Deposit Requirements, Etc. If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate of the Fixed Rate Loan in question) against assets held by, or deposits in or for the amount of any Fixed Rate Loan by, any Bank, and the result of the foregoing shall be to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder such Fixed Rate Loan or to reduce the amount of principal or interest received by such Bank with respect to such Fixed Rate Loan, then, upon demand by such Bank, the appropriate Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such Fixed Rate Loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption shall, in the absence of manifest error, be conclusive and binding) such additional cost or reduced amount was allocable to such Fixed Rate Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to such Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, the appropriate Borrower, upon at least three Business Days' prior written notice to such Bank through Agent, may prepay the affected Fixed Rate Loans in full or with respect to Eurodollar Loans, convert such Eurodollar Loans to a Base Rate Loan regardless of the Interest Period thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.5 hereof. Each Bank shall notify the appropriate Borrowers as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event that will likely require the payment by any Borrower of any such additional amount under this Section.

         Section 3.2. Tax Law, Etc. In the event that, by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any Fixed Rate Loan or in a reduction in the amount of principal, interest or facility fee receivable by such Bank in respect thereof, then such Bank shall promptly notify the appropriate Borrowers stating the reasons therefor. The appropriate Borrowers shall thereafter pay to such Bank, upon demand of such Bank whenever made, as additional consideration hereunder, such additional amounts as shall fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to the appropriate Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

        If any Bank shall receive such additional consideration from any Borrower pursuant to this Section 3.2 or Section 2.4(c) hereof, such Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration shall have been paid and shall reimburse such Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Borrower as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount of taxes reimbursed to such Borrower as aforesaid, such Borrower, upon demand of such Bank, shall promptly pay to such Bank the amount so refunded to which such Bank shall not have been so entitled, or the amount by which the net income taxes of such Bank shall not have been so reduced, as the case may be.

        In addition, if any Bank shall receive or be entitled to receive from any Borrower any additional amounts pursuant to this Section 3.2 or Section 2.4(c) hereof, such Bank shall use reasonable efforts to designate a different lending office if such designation would avoid the need for, or reduce the amount of, such additional amounts and would not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

        Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrowers, upon at least three Business Days' prior written notice to such Bank through Agent, may prepay any affected Fixed Rate Loan in full or, with respect to a Eurodollar Loan, convert such Loan to a Base Rate Loan regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.5 hereof.

         Section 3.3. Dollar or Alternate Currency Deposits Unavailable or Interest Rate Unascertainable. In respect of any Fixed Rate Loan, in the event that Agent shall have determined that Dollar deposits of the relevant amount for the relevant Interest Period for such Fixed Rate Loan are not available to any Bank in the applicable eurodollar or Alternate Currency market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the relevant interest rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrowers and (a) any notice of a new Eurodollar Loan or Alternate Currency Loan (or conversion of an existing Base Rate Loan to a Eurodollar Loan) previously given by any Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (b) the appropriate Borrower shall be obligated either to prepay, or to convert (only with respect to a Eurodollar Loan) to a Base Rate Loan, any outstanding Fixed Rate Loan on the last day of the then current Interest Period with respect thereto.

         Section 3.4. Indemnity. Without prejudice to any other provisions of this Article III, ASI and any Borrower that shall have received or requested such Loan hereby agree to indemnify each Bank against any loss or reasonable expense that such Bank may sustain or incur as a consequence of any default by Borrowers in payment when due of any amount hereunder in respect of any Fixed Rate Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Fixed Rate Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the appropriate Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

        In addition, with respect to any Competitive Bid Loan, ASI shall indemnify each Bank against any loss or reasonable expense that such Bank may sustain or incur as a consequence of (a) any failure of ASI to borrow hereunder after bids have been accepted or (b) any prepayment of any Competitive Bid Loan on a day other than the maturity date applicable thereto. Such loss or reasonable expense shall be an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the Loan being prepaid or not borrowed (based upon the Competitive Bid Rate applicable thereto) for the period from the date of such prepayment to the maturity date for such Loan (or in the case of a failure to borrow, the time period for the Loan that would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be received by such Bank (net of any applicable margin) in reemploying the funds so prepaid or not borrowed. A certificate of each Bank setting forth any amount or amounts that such Bank shall be entitled to receive pursuant to this Section and the calculation of such amount or amounts in reasonable detail shall be conclusive, if made in good faith, absent manifest error.

         Section 3.5.  Changes in Law Rendering Fixed Rate Loans Unlawful. If, at any time, any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any Fixed Rate Loan that it shall be committed to make hereunder with moneys obtained in eurodollars or any Alternate Currency, as the case may be, in the eurodollar market, the commitment of such Bank to fund such Fixed Rate Loan shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to ASI and Agent declare that its commitment with respect to such Fixed Rate Loan shall have been so suspended and, if and when such illegality shall cease to exist, such suspension shall cease and such Bank shall similarly notify ASI and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the eurodollar or applicable Alternate Currency market, as the case may be, of any Fixed Rate Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify ASI, Agent and the other Banks thereof in writing, stating the reasons therefor, and the appropriate Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either prepay such Fixed Rate Loan in full or, with respect to a Eurodollar Loan, convert such Eurodollar Loan to a Base Rate Loan. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.5 hereof.

         Section 3.6. Funding. Each Bank may, but shall not be required to, make Fixed Rate Loans hereunder with funds obtained outside of the United States.

         Section 3.7. Capital Adequacy. If any Bank shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Agent), ASI and the appropriate Foreign Borrowers shall pay to such Bank such additional amount or amounts as shall compensate such Bank (or its holding company) for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

ARTICLE IV. CONDITIONS PRECEDENT

        The obligation of the Banks to make the first Loan and of the Fronting Bank to issue the first Letter of Credit shall be subject to Borrowers satisfying each of the following conditions:

         Section 4.1. Notes. ASI shall have executed and delivered to each Bank its Revolving Credit Note and Competitive Bid Note, and each Foreign Borrower shall have executed and delivered to each Bank its Foreign Borrower Alternate Currency Note.

         Section 4.2. Guaranties of Payment of Debt. Each Guarantor of Payment shall have executed and delivered its Guaranty of Payment to Agent and ASI shall have executed and delivered the Parent Guaranty of Payment to Agent.

         Section 4.3. Officer's Certificate, Resolutions, Organizational Documents. Each Borrower and Guarantor of Payment shall have delivered to each Bank an officer's certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of each Borrower and Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Borrower or Guarantor of Payment, as the case may be, is a party, and (b) the Organizational Documents of each Borrower and Guarantor of Payment.

         Section 4.4. Legal Opinion. Borrowers shall have delivered to Agent an opinion of counsel for each Borrower and Guarantor of Payment, in form and substance satisfactory to Agent and the Banks.

         Section 4.5. Good Standing and Full Force and Effect Certificates. Borrowers shall have delivered to Agent a good standing certificate (or foreign equivalent) or full force and effect certificate, as the case may be, for each Borrower and Guarantor of Payment, issued on or about the Closing Date by the Secretary of State in the state(s) where such Borrower or Guarantor of Payment is incorporated or formed, or qualified as a foreign entity.

         Section 4.6. Closing and Legal Fees; Agent Fee Letter. ASI shall have (a) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole benefit, the fees set forth therein, (b) executed and delivered to Agent, for the benefit of the Banks, the Bank Fee Letter and paid to each of the Banks the fees set forth therein, and (c) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

         Section 4.7. Lien Searches. With respect to the property owned or leased by Borrower and each Domestic Guarantor of Payment, Borrowers shall have caused to be delivered to each Bank the results of U.C.C. lien searches, satisfactory to Agent and the Banks.

         Section 4.8. Closing Certificate. Borrowers shall have delivered to Agent an officer's certificate certifying that, as of the Closing Date, (a) all conditions precedent set forth in this Article IV have been satisfied, (b) no Default or Event of Default exists nor immediately after the making of the first Loan will exist, and (c) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

         Section 4.9. Existing Credit Agreement. ASI shall have terminated the Credit Agreement among ASI, the financial institutions named therein and KeyBank National Association, as agent, dated as of March 13, 1995, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

         Section 4.10. No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since May 31, 2001.

         Section 4.11. Miscellaneous. Borrowers shall have provided to Agent and the Banks such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Required Banks.

ARTICLE V. COVENANTS

        Each Borrower agrees that, so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, each Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

         Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as shall be commonly maintained by Persons similarly situated; and (b) within ten days of any Bank's written request, furnish to such Bank such information about such Company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by a Financial Officer of such Company.

         Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject and the failure to pay would have a Material Adverse Effect; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions and the failure to pay would have a Material Adverse Effect; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue and the failure to pay would or have a Material Adverse Effect.

         Section 5.3. Financial Statements. Borrowers shall furnish to Agent and each Bank:

        (a) within sixty (60) days after the end of each of the first three quarter-annual periods of each fiscal year of ASI, balance sheets of ASI as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Banks and certified by a Financial Officer of ASI, subject to changes resulting from normal year-end audit adjustments;

        (b) within ninety (90) days after the end of each fiscal year of ASI, an annual audit report of ASI for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period, together with a certificate by the accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

        (c) concurrently with the delivery of the financial statements in subpart (b) above, a breakdown to separately reflect information with respect to (i) ASI and its Subsidiaries domiciled in North America, and (ii) Subsidiaries not domiciled in North America, certified by a Financial Officer of ASI;

        (d) within thirty (30) days after the required date for delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

        (e) with reasonable promptness after the release thereof, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued (other than compliance certificates provided in the ordinary course of business), or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities (other than (i) nonmaterial correspondence provided in the ordinary course of business, and (ii) comment letters received from the SEC and the response of ASI thereto); and

        (f) with reasonable promptness after Agent's or any Bank's written request, such other information about the financial condition, properties and operations of any Company as Agent or such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Bank and certified by a Financial Officer of the Company or Companies in question.

         Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent, or any representative of Agent, to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

         Section 5.5.    Franchises. Each Company shall preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.12 hereof.

         Section 5.6.    ERISA Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. ASI shall furnish to the Banks (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. ASI shall promptly notify the Banks of any material taxes assessed, proposed to be assessed or that ASI has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section "material" means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event has occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. ASI shall, at the request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

         Section 5.7.    Financial Covenants.

        (a)    Leverage Ratio. ASI shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.

        (b)    Interest Coverage Ratio. ASI shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

        (c)    Capitalization Ratio. ASI shall not suffer or permit at any time the Capitalization Ratio to exceed 0.50 to 1.00.

         Section 5.8.    Borrowing. No Company shall create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this Section shall not apply to:

        (a)    the Loans, Letters of Credit or any other Indebtedness under this Agreement;

        (b)    any loans granted to or capital leases entered into by any Company for the purchase or lease of fixed assets, which loans or leases shall only be secured by the assets being purchased or leased, so long as aggregate principal amount of all such loans and leases for all Companies shall not exceed Twenty Million Dollars ($20,000,000) at any time outstanding;

        (c)    Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

        (d)    the Indebtedness existing on the Closing Date as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof shall not increase after the Closing Date);

        (e)    loans to a Company from a Company so long as each such Company shall be ASI or a Domestic Guarantor of Payment or loans by any Company to ASI or any Domestic Guarantor of Payment;

        (f)    Permitted Foreign Subsidiary Loans and Investments;

        (g)    loans to The Sunprene Company from another Company so long as all such loans from all Companies do not aggregate in excess of Two Million Dollars ($2,000,000); or

        (h)    additional unsecured Indebtedness of the Companies, to the extent not otherwise permitted pursuant to subparts (a) through (f) above, so long as (i) no Default of Event of Default shall then exist or immediately after incurring such Indebtedness will exist, and (ii) the Companies shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness.

         Section 5.9.    Liens. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

        (a)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

        (b)    other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

        (c)    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

        (d)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

        (e)    any Lien granted to Agent, for the benefit of the Banks;

        (f)    any Lien on fixed assets owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof, so long as such Lien (i) does not extend beyond the assets of the Company so acquired, and (ii) does not secure Indebtedness in an amount greater than one hundred percent (100%) of (A) the Consideration paid in connection with such Acquisition or (ii) the fair market value of the property subject to the Lien as of the date of such Acquisition;

        (g)    Liens on fixed assets securing the loans or capital leases pursuant to Section 5.8(b) hereof, provided that such Lien only attaches to the property being acquired or leased;

        (h)    judgment or similar Liens, provided that (i) the amount that such Liens secure does not in the aggregate, for all such Liens, exceed by more than Two Million Dollars ($2,000,000) the amount of insurance available to satisfy the same, and (ii) the execution or other enforcement of such Liens shall have been and remain effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings;

        (i)    Liens incurred by a Borrower or a Subsidiary in connection with the issuance of Indebtedness by any governmental instrumentality for the purpose of constructing or acquiring a facility designed for use by a Borrower or a Subsidiary in the conduct of its business, provided that no such Lien shall extend to any property other than the respective property so constructed or acquired (or the land underlying the same) or shall secure any Indebtedness in an amount greater than one hundred percent (100%) of the lesser of (i) the purchase price or construction of the property, or (ii) the fair market value of the property at the date of acquisition or construction; or

        (j)    vendor Liens granted in the ordinary course of business in connection with the customary terms for purchase of materials, supplies and equipment in European countries.

No Company shall enter into any contract or agreement that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company.

         Section 5.10.    Regulations U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

         Section 5.11.    Investments And Loans. No Company shall, without the prior written consent of Agent and the Required Banks, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind; provided, that this Section shall not apply to:

        (i)    guarantees only for Indebtedness of the Companies incurred or permitted pursuant to this Agreement;

        (ii)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

        (iii)    investments by the Companies in Cash Equivalents;

        (iv)    the holding of Subsidiaries listed on Schedule 6.1 hereto;

        (v)    loans to or investments in a Company by a Company so long as each such Company shall be ASI or a Domestic Guarantor of Payment;

        (vi)    any advance or loan to an officer or employee of a Company made in the ordinary course of such Company's business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Five Million Dollars ($5,000,000) at any time outstanding;

        (vii)    any Permitted Investment or Permitted Foreign Subsidiary Loans and Investments;

        (viii)    the creation or acquisition of a Subsidiary so long as (a) in the case of the acquisition of a Subsidiary, such Subsidiary shall have been acquired in accordance with Section 5.13 hereof and (b) such Subsidiary shall, if required pursuant to Section 5.20 hereof, promptly become a Guarantor of Payment; or

        (ix)    loans to The Sunprene Company from another Company so long as all such loans from all Companies do not aggregate in excess of Two Million Dollars ($2,000,000).

         Section 5.12.    Merger and Sale of Assets. No Company shall merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

        (a)    any Domestic Subsidiary may merge with (i) ASI (provided that ASI shall be the continuing or surviving Person) or (ii) any one or more Domestic Guarantors of Payment, provided that either (A) the continuing or surviving Person shall be a Wholly-Owned Subsidiary that shall be a Domestic Guarantor of Payment, or (B) after giving effect to any merger pursuant to this sub-clause (ii), ASI and/or one or more Wholly-Owned Subsidiaries, that shall be Domestic Guarantors of Payment, shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving Person as ASI and/or one or more Wholly-Owned Subsidiaries (that shall be Domestic Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger;

        (b)    any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) ASI, or (ii) any Domestic Guarantor of Payment of which ASI and/or one or more Wholly-Owned Subsidiaries, that shall be Domestic Guarantors of Payment, shall own not less than the same percentage of Voting Power as ASI and/or one or more Wholly-Owned Subsidiaries (that shall be Domestic Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition;

        (c)    any Foreign Subsidiary may merge with (i) ASI or any Foreign Borrower (provided that ASI or a Foreign Borrower shall be the continuing or surviving Person), (ii) any one or more Domestic Guarantors of Payment, or (iii) any one or more Foreign Guarantors of Payment, provided that either (A) the continuing or surviving Person shall be a Wholly-Owned Subsidiary that shall be a Guarantor of Payment, or (B) after giving effect to any merger pursuant to subparts (ii) or (iii), ASI, any Foreign Borrower and/or one or more Wholly-Owned Subsidiaries, that shall be Guarantors of Payment, shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving Person as ASI, the Foreign Borrowers and/or one or more Wholly-Owned Subsidiaries (that shall be Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger;

        (d)    any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) ASI or a Foreign Borrower, or (ii) any Guarantor of Payment, of which ASI and/or one or more Wholly-Owned Subsidiaries, that shall be Guarantors of Payment, shall own not less than the same percentage of Voting Power as ASI and/or one or more Wholly-Owned Subsidiaries (that shall be Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition;

        (e)    any Foreign Subsidiary (other than a Foreign Borrower or Foreign Guarantor of Payment) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

        (f)    Borrower may liquidate or dissolve any Company that shall not be a Borrower or Guarantor of Payment; or

        (g)    any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company's business.

         Section 5.13.    Acquisitions. No Company shall effect, or permit any Subsidiary to effect, an Acquisition; provided, however, that any Company may acquire the stock or assets of another Person so long as (a) in the case of a merger or other combination including a Borrower or a Guarantor of Payment, such Borrower or Guarantor of Payment, as the case may be, shall be the surviving entity; (b) the business to be acquired shall be similar to the lines of business of the Companies; (c) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction; (d) in the case of an Acquisition in which the aggregate Consideration to be paid shall be in excess of Ten Million Dollars ($10,000,000), ASI shall have provided to Agent and the Banks, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity; and (e) in the case of an Acquisition in which the aggregate Consideration to be paid shall be in excess of Twenty Million Dollars ($20,000,000), ASI shall have provided to Agent and the Banks, at least twenty (20) days prior to such Acquisition, a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of ASI showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition.

         Section 5.14.    Notice.

        (a)    Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Banks whenever (i) any Default or Event of Default may occur hereunder or (ii) any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

        (b)    ASI shall provide written notice to Agent contemporaneously with any notice being provided by any Company or to any Company in connection with the Note Agreement.

         Section 5.15.    Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which a Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to the Banks, promptly after receipt thereof, a copy of any notice such Company may receive from any governmental authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter shall have been filed or shall be threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

         Section 5.16.    Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company (other than another Company) on terms that shall be less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors' fees (i) to directors who are not employees of a Company or any Affiliate of a Company or (ii) not in excess of the aggregate, for all Companies, of Two Hundred Thousand Dollars ($200,000) per year to directors who are employees of a Company or any Affiliate of a Company, or (b) any transaction between a Borrower and an Affiliate (if a Guarantor of Payment) that such Borrower reasonably determines in good faith is beneficial to such Borrower and its Affiliates as a whole and that shall not be entered into for the purpose of hindering the exercise by Agent or the Banks of their rights or remedies under this Agreement.

         Section 5.17.    Use of Proceeds. Borrowers' use of the proceeds of the Notes shall be solely for working capital and other general corporate purposes of Borrowers and their respective Subsidiaries, and for Acquisitions permitted pursuant to this Agreement.

         Section 5.18.    Corporate Names. No Company shall change its corporate name, unless, in each case, ASI shall provide each Bank with thirty (30) days prior written notice thereof.

         Section 5.19.    Restricted Payments. ASI shall not pay or commit itself to pay any Restricted Payments at any time if a Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

         Section 5.20.    Subsidiary Guaranties.

        (a)    Subject to subpart (b) below, each Domestic Subsidiary created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent a Guaranty of Payment of all of the Debt, such agreement to be in form and substance acceptable to Agent and the Required Banks, along with such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent and the Required Banks. So long as there shall be no adverse tax consequences, each Foreign Affiliate of a Foreign Borrower created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent a Guaranty of Payment of all of the Debt of such Foreign Borrower, such agreement to be in form and substance acceptable to Agent and the Required Banks, along with such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent and the Required Banks.

        (b)    Notwithstanding anything in subpart (a) above to the contrary, (i) a Domestic Subsidiary shall not be required to execute and deliver a Guaranty of Payment so long as (A) the total assets of such Domestic Subsidiary shall be less than the amount of One Million Dollars ($1,000,000), and (B) the aggregate of the total assets of all such Domestic Subsidiaries with total asset values of less than One Million Dollars ($1,000,000) shall not exceed the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000); provided that, in the event that the total assets of any Domestic Subsidiary that shall not have complied with the requirements of Section 5.20(a) above shall be at any time equal to or greater than One Million Dollars ($1,000,000), ASI shall provide Agent and the Lenders with prompt written notice of such asset value and comply with Section 5.20(a) above with respect to such Domestic Subsidiary; and (ii) The Sunprene Company shall not be required to execute and deliver a Guaranty of Payment until such time, if any, as such Company shall become a Wholly-Owned Subsidiary of ASI.

         Section 5.21.    Amendment of Organizational Documents. Borrower shall not amend its Organizational Documents in any material respect without the prior written consent of Agent.

         Section 5.22.    Restrictive Agreements. Except as set forth in this Agreement, ASI shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to ASI, (b) make, directly or indirectly, loans or advances or capital contributions to ASI or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to ASI; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement or mortgage.

         Section 5.23.    Other Covenants. In the event that any Borrower shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants set forth herein, then Borrowers shall be bound hereunder by such covenants and agreements with the same force and effect as if such covenants and agreements were written herein.

         Section 5.24.    Guaranty Under Material Indebtedness Agreement. No Company shall be or become a Guarantor of the Indebtedness incurred pursuant to the Note Agreement or any other Material Indebtedness Agreement unless such Company, if required pursuant to Section 5.20 hereof, shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

         Section 5.25.    Pari Passu Ranking. The Debt shall, and Borrowers shall take all necessary action to ensure that the Debt shall, at all times, rank at least pari passu in right of payment with all other senior unsecured Indebtedness of Borrowers.

         Section 5.26.    Note Agreement. ASI shall not, without the prior written consent of Agent and the Required Banks, amend, restate, supplement or otherwise modify the Note Agreement to (a) increase the principal amount outstanding thereunder, unless the amount of such increase shall be permitted pursuant to Section 5.8 hereof, (b) change the date of any principal or interest payment to an earlier date, or (c) otherwise modify any provision such that a Default or Event of Default will exist.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

        Each Borrower represents and warrants that the statements set forth in this Article VI are true, correct and complete.

         Section 6.1.    Corporate Existence; Subsidiaries; Foreign Qualification.

        (a)    Each Company is an entity duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect.

        (b)    Schedule 6.1 hereto sets forth (i) each Company, (ii) each Company's state or jurisdiction of organization, (iii) each state or other jurisdiction in which each Company is qualified to do business as a foreign entity, and (iv) the capitalization of each Company at May 31, 2001 or August 31, 2001, whichever date shall apply to the information currently available.

         Section 6.2.    Corporate Authority. Each Company has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Company is a party have been duly authorized and approved by such Company's Board of Directors, as applicable, and are the valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 of this Agreement) upon any assets or property of any Company under the provisions of, such Company's Organizational Documents or any agreement.

         Section 6.3.    Compliance with Laws. Each Company:

        (a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

        (b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

        (c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

         Section 6.4.    Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, as to any of which, if determined adversely, would not have a Material Adverse Effect, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

         Section 6.5.    Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

        Section 6.6.    Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is no financing statement outstanding covering any personal property of any Company (other than any precautionary financing statement filed by a lessor in connection with a true lease of personal property); (b) there is no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind. No Company has entered into any contract or agreement that exists on or after the Closing Date that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

         Section 6.7.    Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is expected to be adequate for all years not closed by applicable statutes and for the current fiscal year.

         Section 6.8.    Environmental Laws. Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise except where the failure to do so would not have a Material Adverse Effect. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority or private Person, or otherwise.

         Section 6.9.    Continued Business. There exists no actual, pending, or, to each Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

        Section 6.10.    Employee Benefits Plans. Schedule 6.10 hereto identifies each ERISA Plan. Except as set forth on Schedule 6.10 hereto, no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period", and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. Except as set forth on Schedule 6.10 hereto, with respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets.

         Section 6.11.  Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

         Section 6.12.  Solvency. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Banks. No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will such Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

         Section 6.13.  Financial Statements. The August 31, 2000 and May 31, 2001 Consolidated financial statements of ASI, furnished to Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company's financial condition, properties or business nor any change in any Company's accounting procedures.

        Section 6.14.  Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

         Section 6.15.  Material Agreements. Except as disclosed on Schedule 6.15 hereto, no Company is a party to any (a) debt instrument; (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended); (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

         Section 6.16.  Intellectual Property. Each Company owns, possesses, or has the right to use all of the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others, except for such of the foregoing the loss of which or conflicts with, in any such case individually or in the aggregate, reasonably would not be expected to have a Material Adverse Effect.

         Section 6.17.  Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as the Companies.

         Section 6.18.  Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Banks that has or would have a Material Adverse Effect.

         Section 6.19.  Note Agreement. No Event of Default (as defined in the Note Agreement) or Default (as defined in the Note Agreement) exists, nor will any such Event of Default or Default exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

         Section 6.20.  Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

        Each of the following shall constitute an Event of Default hereunder:

         Section 7.1.  Payments. If (a) the interest on any Note or any facility or other fee shall not be paid in full punctually when due and payable or within five days thereafter or (b) the principal of any Note shall not be paid in full punctually when due and payable.

         Section 7.2.  Special Covenants. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.7, 5.8, 5.9, 5.11, 5.12, 5.13 and 5.19 hereof.

         Section 7.3.  Other Covenants. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Default is to be remedied.

         Section 7.4.  Representations And Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

         Section 7.5.  Cross Default. If any Company or any Obligor shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in the aggregate, for all such obligations for all such Companies, of Ten Million Dollars ($10,000,000) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

         Section 7.6.  ERISA Default. The occurrence of one or more ERISA Events that (a) would have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the aggregate, for all Companies, of Five Million Dollars ($5,000,000) .

         Section 7.7.  Change in Control. If any Change in Control shall occur.

         Section 7.8.  Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed Ten Million Dollars ($10,000,000).

         Section 7.9. Validity of Loan Documents. (a) Any material provision, in the sole opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Guarantor of Payment; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Guarantor of Payment shall be contested by any Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby. In addition to any other material Loan Documents, this Agreement, each Note and each Guaranty of Payment shall be deemed to be "material".

         Section 7.10. Note Agreement. If (a) an Event of Default (as defined in the Note Agreement) shall occur, (b) the Note Agreement shall be amended, restated, supplemented or otherwise modified in violation of Section 5.26 hereof, or (c) the Indebtedness incurred in connection with the Note Agreement shall be accelerated for any reason.

         Section 7.11  Solvency of Certain Companies. If any Company with assets over One Million Dollars ($1,000,000) but less than Ten Million Dollars ($10,000,000) shall engage in or permit to occur (whether voluntarily or involuntarily) any of the activities set forth in Section 7.12 hereof.

         Section 7.12. Solvency. If any Borrower or Subsidiary with assets over Ten Million Dollars ($10,000,000) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII. REMEDIES UPON DEFAULT

        Notwithstanding any contrary provision or inference herein or elsewhere,

         Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to Borrowers, to:

        (a) terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan and the obligation of any Fronting Bank to issue any Letter of Credit immediately shall be terminated, and/or

        (b) accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

         Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.12 hereof shall occur:

        (a) all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and no Bank thereafter shall be under any obligation to grant any further Loan, nor shall any Fronting Bank be obligated to issue any Letter of Credit, and

        (b) the principal of and interest then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

         Section 8.3. Letters of Credit. If the maturity of the Notes shall be accelerated pursuant to Sections 8.1 or 8.2 hereof, ASI shall immediately deposit with Agent, as security for the obligations of ASI (and any Domestic Guarantor of Payment) to reimburse any Fronting Bank and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's and the obligations of ASI (and any Domestic Guarantor of Payment) obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

        Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by ASI to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.1A or 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of ASI (or any Domestic Guarantor of Payment), all without notice to or demand upon ASI or any other Person, all such notices and demands being hereby expressly waived by ASI.

         Section 8.5. Equalization Provision. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other

Banks that if it at any time shall receive any payment for or on behalf of a Borrower on any indebtedness owing by such Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by such Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Each Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of such Borrower in the amount of such participation.

ARTICLE IX. THE AGENT

        The Banks authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

         Section 9.1. Appointment And Authorization. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

         Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

         Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

         Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

         Section 9.5. Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any affiliate thereof.

         Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Bank in writing that such Bank believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by a Borrower pursuant to Section 5.14 hereof.

         Section 9.7.  Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

         Section 9.8.  Notices; Default. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Required Banks shall direct and Agent shall inform the other Banks in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

         Section 9.9.  Indemnification of Agent. The Banks agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements resulting from Agent's gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

         Section 9.10.  Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrowers and the Banks. If Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Banks of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

ARTICLE X. MISCELLANEOUS

         Section 10.1.  Banks' Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

         Section 10.2.  No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

         Section 10.3.  Amendments, Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitment hereunder, (b) the extension of maturity of the Notes, the payment date of interest or principal thereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in the method for computing interest or fees on the Notes, (e) any change in any percentage voting requirement, voting rights, or the Required Banks definition in this Agreement, (f) the release of any Guarantor of Payment, or (g) any amendment to this Section 10.3 or Section 8.5 hereof. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. In addition, Section 10.11 hereof may not be amended without the prior written consent of any Designating Bank, as defined in Section 10.11 hereof, affected thereby.

         Section 10.4.  Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from a Borrower to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks, as the case may be.

         Section 10.5.  Costs, Expenses And Taxes. ASI agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys' fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. ASI also agrees to pay on demand all costs and expenses of Agent and the Banks, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Debt, this Agreement or any Related Writing. In addition, ASI and any other appropriate Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         Section 10.6.  Indemnification. Borrowers agree to defend, indemnify and hold harmless Agent and the Banks (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

         Section 10.7.  Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrowers and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward any Borrower with respect to any such documents or the transactions contemplated thereby.

         Section 10.8.  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         Section 10.9.  Binding Effect; Borrower's Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Banks and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

         Section 10.10. Bank Assignments/Participations.

        A.  Assignments of Commitments. Each Bank shall have the right at any time or times to assign to another financial institution (other than to a Bank that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (a) that Bank's Commitment, (b) all Loans made by that Bank, (c) that Bank's Notes, and (d) that Bank's interest in any Letter of Credit and any participation purchased pursuant to Section 2.1A or 8.5 hereof; provided, however, in each such case, that the assignor and the assignee shall have complied with the following requirements:

(i) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of ASI and Agent (other than an assignment by any Bank to another Bank or to any affiliate of a Bank which affiliate is either wholly-owned by a Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank), which consent of ASI and Agent shall not be unreasonably withheld; provided, however, that, ASI's consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder;

(ii) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Seven Million Five Hundred Thousand Dollars ($7,500,000) of the assignor's Commitment and interest herein or the entire amount of the assignor's Commitment and interest herein;

(iii) Assignment Fee; Assignment Agreement. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500). Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (A) cause the assignee to execute and deliver to ASI and Agent an Assignment Agreement, and (B) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require; and

(iv) Non-U.S. Assignee. If the assignment is to be made to an assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (A) to represent to the assignor Bank (for the benefit of the assignor Bank, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (B) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either (1) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (2) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (C) to agree (for the benefit of the assignor, Agent and Borrowers) to provide the assignor Bank (and, in the case of any assignee registered in the Register, Agent and Borrowers) a new Form W-8ECI or Form W-8BEN or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

        Upon satisfaction of the requirements specified in clauses (i) through (iv) above, Borrowers shall execute and deliver (A) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (B) to the assignee, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor's Note or Notes being replaced shall be returned to the appropriate Borrowers marked "replaced."

        Upon satisfaction of the requirements of set forth in (i) through (iv), and any other condition contained in this Section 10.10A, (A) the assignee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, (B) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (C) in the event that the assignor's entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and (D) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

        Agent shall maintain at its address referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

        B.  Sale of Participations. Each Bank shall have the right at any time or times, without the consent of Agent or any Borrower, to sell one or more participations or sub-participations to a financial institution or other "accredited investor" (as defined in SEC Regulation D), as the case may be, in all or any part of (a) that Bank's Commitment, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement, and (e) that Bank's interest in any Letter of Credit and any participation, if any, purchased pursuant to Section 2.1B or 8.5 hereof or this Section 10.10B. No such participation or sub-participation shall be deemed to be an assignment.

        The provisions of Article III and Section 10.6 shall inure to the benefit of each purchaser of a participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

        If any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against Borrowers the Loan Documents and the Related Writings) and duties pursuant to the Loan Documents and the Related Writings, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 10.3, except if and to the extent that any such waiver, consent or amendment would:

(i)	reduce any fee or commission allocated to the participation or sub-participation, as the case may be,

(ii)	reduce the amount of any principal payment on any Loan allocated to the participation or sub-participation, as the case may be, or reduce the principal amount of any Loan so allocated or the rate of interest payable thereon, or

(iii)	extend the time for payment of any amount allocated to the participation or sub-participation, as the case may be.

        No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement. No Borrower shall be obligated to provide any information pursuant to Section 5.3 hereof to any participant. Neither ASI nor Agent shall be obligated to obtain any waiver, consent or amendment pursuant to Section 10.3 hereof from any participant.

         Section 10.11.  Designation.

        (a) Notwithstanding anything in this Agreement to the contrary, any Bank (a "Designating Bank") may grant to one or more special purpose funding vehicles (each an

"SPV"), identified in writing from time to time by such Designating Bank to Agent and Borrowers, the option to provide to a Borrower all or any part of any Loan that such Designating Bank would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing in this Section shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV designated by a Designating Bank to make Loans elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Designating Bank shall still be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Bank shall remain liable for any indemnity or other payment obligation under the Revolving Credit Commitment of the Designating Bank. The making of a Loan by an SPV hereunder shall reduce the availability under the Commitment of the Designating Bank to the same extent, and as if, such Loan were made by such Designating Bank.

        (b) As to any Loans or portion thereof made by an SPV, each such SPV shall have all of the rights that a Bank making such Loans or portion thereof would have under this Agreement; provided, however, that each SPV shall have granted its Designating Bank an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and any other Loan Document and to exercise, in its reasonable discretion, on behalf of such SPV, all of such SPV's voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV and the Designating Bank shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its respective Designating Bank as agent for such SPV.

        (c) Agent, Borrowers and the Banks agree that no SPV shall be liable for an indemnity or payment under this Agreement for which a Bank would otherwise be liable and the Designating Bank shall remain liable for its Commitment Percentage of such indemnity or payment to the extent such Designating Bank would otherwise be liable. In furtherance of the foregoing, Agent, Borrowers and each of the Banks hereby agree (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all of the outstanding commercial paper or other senior indebtedness of any SPV, none of Agent, any Borrower or any Bank shall institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof.

        (d) In addition, notwithstanding anything to the contrary contained in this Section 10.11, or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign (or grant a participation in) all or a portion of its interest in any Loans to its Designating Bank or to any financial institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (ii) disclose on a confidential basis any non-public information relating to the Loans made by such SPV to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 10.11 may not be amended without the prior written consent of any Designating Bank affected thereby.

         Section 10.12.  Severability of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

         Section 10.13.  Investment Purpose. Each of the Banks represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

         Section 10.14.  Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         Section 10.15.  Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Section 10.16.  Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        Section 10.17.  Judgment Currency. If Agent, on behalf of the Banks, obtains a judgment or a judgments against any Borrower in an Alternate Currency, the obligations of such Borrower in respect of any sum adjudged to be due to Agent or the Banks hereunder or under the Notes (the "Judgment Amount") shall be discharged only to the extent that, on the Business Day following receipt by Agent of the Judgment Amount in the Alternate Currency Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the

Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when it was originally due and owing to Agent or the Banks hereunder or under the Notes) was originally due and owing to Agent or the Banks hereunder or under the Notes (the "Original Due Date") (the "Loss"), Borrowers agree as a separate obligation and notwithstanding any such judgment, to jointly and severally indemnify Agent or such Bank, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Bank agrees to remit such excess to Borrowers.

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         Section 10.18. JURY TRIAL WAIVER. EACH BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address:		A. SCHULMAN, INC.

By: /s/ R. A. Stefanko
	Attn:	Name: Robert A. Stefanko
Title: Executive Vice President

Address:	127 Public Square Cleveland, Ohio 44114-1306	KEYBANK NATIONAL ASSOCIATION, as Agent and as a Bank
Attn:
By: /s/ Frank J. Jancar
Name: Frank J. Jancar
Title: Vice President

Address:	1 Cascade Plaza Akron, Ohio 44308	NATIONAL CITY BANK, as a Bank and as Co-Documentation Agent

	Attn: Kevin O. Thompsaon	By: /s/ Kevin O. Thompson
Name: Kevin O. Thompson
Title: Sr. Vice President
:
Address	One Wall Street 21st Floor	THE BANK OF NEW YORK, as a Bank and as Co-Documentation Agent
NY, NY 10286
	Attn: Ken McDonnell	By: /s/ Kenneth R. McDonnell
Name: Kenneth R. McDonnell
:		Title: AVP

Address	111 W. Monroe	HARRIS TRUST AND SAVINGS BANK
10 West
	Chicago, IL 60603	By: /s/ Sarah U. Johnston
	Attn:	Name: Sarah U. Johnston
Title: Vice President
Address:	611 Woodward Ave.	BANK ONE, NA
Mail Code M11-8073
Detroit, MI 48226
	Attn: Paul DeMelo/or	By: /s/ Glenn A. Currin
	Wes Sliwinski (313) 225 1782	Name: Glenn A. Currin
Title: First Vice President

Address:	1404 East Ninth Street	FIFTH THIRD BANK
Cleveland, OH 44114
By: /s/ James P. Byroes
	Attn:	Name: James P. Byroes
Title: Vice President

Address:	20 S. Clark Street	COMMERZBANK AG, New York and
	Suite 2700	Grand Cayman Branches
Chicago, IL 60603
	Attn: Mr. John Marlatt	By: /s/ John Marlatt
Name: John Marlatt
Title: Senior Vice President

and: /s/ Graham Warning
Name: Graham Warning
Title: Assistant Treasurer

Address:	125 West 55th Street	KBC BANK, N.V.
New York, New York 10019
By: /s/ Jean Pierre Diels
	Attn: Corporate Banking	Name: Jean Pierre Diels
Title: First Vice President

and: /s/ William Cavanaugh
Name: William Cavanaugh
Title: Vice President